Free Writing Prospectus

Filed Pursuant to Rule 433

Dated May 28, 2015

Registration Statement No. 333-199204-03

NEW ISSUE:	$390 mm California Republic Bank (CRART) 2015-2 Prime Auto

SOLE BOOKRUNNER:	CREDIT SUISSE	PUBLIC/SEC REGISTERED

CLS	$AMT-MM	WAL	S&P	DBRS	P.WIN	L.FIN	BNCH	SPD	YLD%	CPN%	$PX
A-1	54.300	0.27	A-1+(sf)	R-1(high)(sf)	1-6	06/15/16	IntL		0.390	0.39000	100.00000
A-2	100.000	0.95	AAA(sf)	AAA(sf)	6-17	02/15/18	EDSF	+40	0.886	0.88	99.99585
A-3	104.000	2.00	AAA(sf)	AAA(sf)	17-31	08/15/19	IntS	+46	1.320	1.31	99.98738
A-4	99.330	3.37	AAA(sf)	AAA(sf)	31-51	01/15/21	IntS	+48	1.758	1.75	99.99474
B	22.230	4.28	A(sf)	A(sf)	51-51	06/15/21	IntS	+105	2.548	2.53	99.98136
C	10.140	4.28	BBB(sf)	BBB(sf)	51-51	02/15/22	IntS	+215	3.648	3.62	99.99750

EXPECTED SETTLE	June 5, 2015
FIRST PMT DATE	July 15, 2015
PRICING SPEED	1.30% ABS TO 10% CALL
REGISTRATION	PUBLIC/SEC REGISTERED
ERISA ELIGIBLE	YES
MIN DENOMS	$1,000 X $1,000
BLOOMBERG TICKER	CRART 2015-2
BILL & DELIVER	CREDIT SUISSE

The depositor has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor or the issuing entity have filed with the SEC for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, the underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement and the prospectus if you request it by calling toll free 1-800-221-1037. The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus, if any, relating to these securities prior to the time of your commitment to purchase.